Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of September 26, 2022, by and between Lineage Cell Therapeutics, Inc., a California corporation (together with any successor in interest thereto that has assumed its rights and obligations hereunder, whether by operation of law or otherwise, “Company”), and Brian Michael Culley (“Executive”).

WHEREAS, Executive is currently employed by Company under an employment agreement dated September 17, 2018 (the “Former Agreement”);

WHEREAS, Company and Executive desire that the Former Agreement be superseded by this Agreement, and that all rights and obligations under the Former Agreement be terminated without any further consideration;

WHEREAS, Executive has experience and expertise applicable to the continued employment with Company in the role of sole Chief Executive Officer of Company; and

WHEREAS, Company has agreed to continue the employment of Executive, and Executive has agreed to continue such employment, on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1. Engagement; Position and Duties.

(a) Position and Duties. Company agrees to continue to employ Executive in the position of sole Chief Executive Officer of Company, and Executive agrees to perform the duties as the Board of Directors of Company (the “Board of Directors”) may from time to time direct or require. Without limiting the generality of the immediately preceding sentence, Executive shall manage the Company’s corporate strategy and development and implementation, manage product development, oversee operations, and serve as the main contact for investors and the Board of Directors. Executive shall report to the Board of Directors. Executive shall devote Executive’s best efforts, skills and abilities, on a full-time basis, exclusively to Company’s business. Executive covenants and agrees to faithfully adhere to and fulfill such policies as are established from time to time by the Board of Directors or Company (collectively, the “Policies”).

(b) No Conflicting Obligations. Executive represents and warrants to Company that Executive has never been under any, and is currently under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations under this Agreement or that would prohibit Executive, contractually or otherwise, from performing Executive’s duties under this Agreement and/or the Policies.

(c) No Unauthorized Use of Third Party Intellectual Property. Executive represents and warrants to Company that Executive has not used or disclosed, and will not use or disclose, in connection with Executive’s employment by Company, any patents, trade secrets, confidential information, or other proprietary information or intellectual property as to which any other person has any right, title or interest, except to the extent that Company holds a valid license or other written permission for such use from the owner(s) thereof. Executive represents and warrants to Company that Executive has returned all property and confidential information belonging to any prior employer to such prior employer.

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2. Compensation

(a) Salary. During the term of this Agreement, Company shall pay to Executive an annual salary (“Salary”) of $609,000.00. Executive’s Salary shall be paid in equal semi-monthly installments, consistent with Company’s regular salary payment practices. Executive’s Salary may be increased from time-to-time by the Board of Directors or the Compensation Committee of the Board of Directors (the “Compensation Committee”), in their sole and absolute discretion, without affecting this Agreement.

(b) Bonus. Executive may be eligible for an annual bonus targeted at 55% of Executive’s Salary (at the rate in effect on the date any such annual bonus is established), as may be approved by the Board of Directors or the Compensation Committee, in their discretion, based on Executive’s achievement of predetermined Company and/or individual objectives set by the Board of Directors or the Compensation Committee, from time to time. Executive also agrees that neither the Board of Directors nor Company is obligated to adopt any bonus plan, to maintain in effect any bonus plan that may now be in effect or that may be adopted during the term of Executive’s employment, or to pay Executive a bonus unless a bonus is earned under the terms and conditions of any bonus plan adopted by Company. Executive’s annual bonus target percentage may be increased from time-to-time by the Board of Directors or the Compensation Committee, in their sole and absolute discretion, without affecting this Agreement.

(c) Expense Reimbursements. Company shall reimburse Executive for reasonable travel and other business expenses (but not expenses of commuting to Executive’s primary workplace) incurred by Executive in the performance of Executive’s duties under this Agreement, subject to, and in accordance with, the Policies and Company procedures in effect from time to time, and provided that Executive submits supporting vouchers.

(d) Benefit Plans. Executive may be eligible (to the extent Executive qualifies) to participate in certain retirement, pension, life, health, accident and disability insurance, equity incentive plan or other similar employee benefit plans (collectively, “Benefit Plans”), which may be adopted by Company from time to time for its executive officers or other employees, in each case, subject to the terms thereof, including any eligibility requirements thereof. Company has the right, at any time and without any amendment of this Agreement, and without prior notice to or consent from Executive, to adopt, amend, change, or terminate any and all Benefit Plans that may now be in effect or that may be adopted in the future, in each case without any further obligation (financial or otherwise) to Executive; provided that any such amendment, change or termination effected without the consent of Executive does not apply to Executive in a manner that is different than it applies to other Company executives or employees of a comparable executive level, except for amendments, changes or terminations required by applicable federal, state or local law or regulation, or implemented in response to any change of federal, state or local law or regulation. Any benefits to which Executive may be entitled under any Benefit Plan shall be governed by the terms and conditions of the applicable Benefit Plan, and any related plan documents, as in effect from time to time. If Executive receives any grant of stock options or stock or stock related equity awards (“Awards”) under any stock option plan, stock purchase plan, or other equity incentive plan of Company (an “Equity Plan”), the terms and conditions of the Award, and Executive’s rights with respect to the Award, shall be governed by (i) the terms of the Equity Plan, as the same may be amended from time to time, and (ii) the terms and conditions of any stock option agreement, stock purchase agreement, or other agreement that Executive may sign or be required to sign with respect to any Award (an “Award Agreement”); provided that in the event of any conflict between the Equity Plan or Award Agreement and Section 5(a)(iii)(E) hereof with respect to acceleration of the vesting of any Awards in connection with a Change in Control, the provisions of Section 5(a)(iii)(E) hereof shall control.

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(e) Vacation. Executive shall be entitled to 20 paid time off (“PTO”) days per calendar year (capped at 30 days such that no further PTO accruals shall apply unless and until the PTO balance is less than 30 days) without reduction in compensation. Executive’s PTO shall be taken at such time as is consistent with Company needs and the Policies. All PTO days shall accrue annually on a semi-monthly pay period basis based upon days of service. The Policies governing the disposition of unused PTO days remaining at the end of the calendar year shall govern whether unused vacation days will be paid, lost, or carried over into subsequent calendar years.

(f) Withholdings. All compensation payable by Company to Executive, including amounts payable under Section 5, if any, and under any other compensatory arrangement, is subject to applicable taxes, deductions and withholdings.

3. Competitive Activities. During Executive’s employment, and for 24 months thereafter, Executive shall not, for Executive or any third party, directly or indirectly employ, solicit for employment or recommend for employment any person employed by Company. During Executive’s employment, Executive shall not, directly or indirectly as an employee, contractor, officer, director, member, partner, agent, or equity owner, engage in any activity or business that competes or could reasonably be expected to compete with the business of Company. Executive acknowledges that there is a substantial likelihood that the activities described in this Section 3 would (a) involve the unauthorized use or disclosure of Company’s confidential information and that use or disclosure would be extremely difficult to detect, and (b) result in substantial competitive harm to the business of Company. Executive has accepted the limitations of this Section 3 as a reasonably practicable and unrestrictive means of preventing such use or disclosure of Company confidential information and preventing such competitive harm.

4. Inventions/Intellectual Property/Confidential Information. Executive acknowledges the execution and delivery to Company of an Employee Confidential Information and Inventions Assignment Agreement (the “Confidentiality and IP Agreement”), attached hereto as Exhibit A.

5. Termination of Employment. Executive understands and agrees that Executive’s employment has no specific term. This Agreement, and the employment relationship, are “at will” and may be terminated by Executive or by Company with or without cause at any time by notice given orally or in writing. Except as otherwise agreed in writing signed on behalf of Company with the express authorization of the Board of Directors or the Compensation Committee or as otherwise provided in this Agreement, upon termination of Executive’s employment, Company shall have no further obligation to Executive, by way of compensation or otherwise and Executive shall be deemed to have then resigned from all positions and roles (including from the board of directors or similar governing body) with Company and any of its subsidiaries or affiliates.

(a) Payments Due Upon Termination of Employment. Upon termination of Executive’s employment with Company at any time and for any reason, in the event of the termination of Executive’s employment by Company for Cause, or termination of Executive’s employment as a result of death, Disability (as defined below), or resignation, Executive will be entitled to receive only the benefits set forth below, and Executive will not be entitled to any other compensation, award, or damages with respect to Executive’s employment or termination of employment.

(i)	Termination for Cause, Death, Disability, or Resignation without Good Reason. In the event of the termination of Executive’s employment by Company for Cause or as a result of the death or Disability of Executive or if Executive resigns without Good Reason, Executive will be entitled to receive payment for (a) all accrued but unpaid Salary actually earned prior to or as of the date of termination of Executive’s employment, and (b) all accrued and unused PTO actually earned prior to or as of the date of termination of Executive’s employment. Executive will not be entitled to any severance benefits or additional vesting of any stock options or other equity or cash awards. The payments under this Section 5(a)(i) are collectively referred to as the “Accrued Benefits” and shall be paid to Executive not later than when required by applicable law.

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(ii)	Termination Without Cause, or Resignation for Good Reason. In the event of termination of Executive’s employment by Company without Cause or if Executive resigns for Good Reason, Executive will be entitled to receive: (A) the Accrued Benefits; (B) an aggregate amount equal to 12 months’ Salary (at the rate in effect on the date of termination); (C) payment of 100% of Executive’s target bonus for the year in which Executive’s employment was so terminated; and (D) payment by Company each month, for a period starting on the date of termination and ending on 12 months following the date of termination, of 100% of the premium of any health insurance benefits Executive was receiving at the time of termination of Executive’s employment under a Company employee health insurance plan subject to COBRA, provided that Executive timely elects to have such COBRA coverage. The amounts set forth in clauses (B) and (C) of this Section 5(a)(ii) shall be paid in installments consistent with the payment of Executive’s Salary while employed by Company and shall be paid starting in the first payroll period occurring after the effectiveness of the Release (as defined below) and the expiration of any revocation period available to Executive thereunder.

(iii)	Change of Control. If Company terminates Executive’s employment without Cause or if Executive resigns for Good Reason, in each case, within either (y) the three-month period before the effective date of a Change of Control or (z) the one-year period following the effective date of a Change of Control, Executive will be entitled to (A) the Accrued Benefits; (B) an aggregate amount equal to 18 months’ Salary (at the rate in effect on the date of termination); (C) payment of 150% of Executive’s target bonus for the year in which Executive’s employment was so terminated; (D) payment by Company each month, for a period starting on the date of termination and ending on 18 months following the date of termination, of 100% of the premium of any health insurance benefits Executive was receiving at the time of termination of Executive’s employment under a Company employee health insurance plan subject to COBRA, provided that Executive timely elects to have such COBRA coverage; and (E) accelerated vesting of 100% of any then unexpired, unvested Awards granted to Executive by Company (with such acceleration occurring on the later of the Change of Control or the termination of employment); provided, however, that for any Awards that include both a performance-based vesting condition (which may include the achievement of a specified stock price or market capitalization) and a time-based vesting condition or any Awards that vest solely upon the achievement of a performance-based vesting condition, no acceleration shall be provided unless such performance-based vesting condition has been satisfied as of the date of termination, except as specifically provided for in the Award Agreement entered into in respect of such Awards. The amounts set forth in clauses (B) and (C) of this Section 5(a)(iii) shall be paid in a lump sum in the first payroll period occurring after the effectiveness of the Release and the expiration of any revocation period available to Executive thereunder.

Notwithstanding anything to the contrary in Section 5(a)(ii) or Section 5(a)(iii), if Company determines, in its sole discretion, that its payment of the COBRA Benefits would result in a violation of the nondiscrimination rules of Code Section 105(h)(2) or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then Company shall not be obligated to make the COBRA Benefits payments.

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(b) Release. Company’s obligation to make the payments and to provide the benefits under Sections 5(a)(ii) and 5(a)(iii) and to provide any other benefits contemplated herein is contingent upon:

(i)	Executive’s execution of a release in a form reasonably acceptable to Company (the “Release”), which Release must be signed and any applicable revocation period with respect thereto must have expired by the 55th day following Executive’s termination of employment. The Release will not waive any of Executive’s rights, or obligations of Company, regarding: (1) any right to indemnification and/or contribution, advancement or payment of related expenses Executive may have pursuant to Company’s Bylaws or Articles of Incorporation or under any written indemnification or other agreement between Company and Executive, and/or under applicable law; (2) any rights Executive may have to insurance coverage under any directors and officers liability insurance, other insurance policies of Company, COBRA or any similar state law; (3) any claims for worker’s compensation, state disability or unemployment insurance benefits, or any other claims that cannot be released as a matter of applicable law; (4) rights to any vested benefits under any stock, compensation or other employee benefit plan of Company; (5) any rights Executive may have as an existing shareholder of Company; and (6) any claims arising after the effective date of the Release. Nothing in the Release or any other agreement between Executive and Company will prohibit or prevent Executive from providing truthful testimony or otherwise responding accurately and fully to any question, inquiry or request for information or documents when required by legal process, subpoena, notice, court order or law (including, without limitation, in any criminal, civil, or regulatory proceeding or investigation), or as necessary in any action for enforcement or claimed breach of this Agreement or any other legal dispute with Company; and

(ii)	Executive’s timely tendering a written resignation as a director, if serving as a director of Company, as provided in Section 7.

(c) Section 280G of the Code.

(i)	Notwithstanding anything in this Agreement to the contrary, if any payment, distribution, or other benefit provided by Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), (x) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (y) but for this Section 5(c) would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision thereto (the “Excise Tax”), then the Payments shall be either: (A) delivered in full pursuant to the terms of this Agreement, or (B) delivered to such lesser extent as would result in no portion of the payment being subject to the Excise Tax, as determined in accordance with Section 5(c)(ii).

(ii)	The determination of whether clause (A) or clause (B) of Section 5(c)(i) shall be given effect shall be made by Company on the basis of which of such clauses results in the receipt by Executive of the greater Net After-Tax Receipt (as defined herein) of the aggregate Payments. The term “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Section 280G of the Code) of the payments net of all applicable federal, state and local income, employment, and other applicable taxes and the Excise Tax.

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(iii)	If clause (B) of Section 5(c)(i) is given effect, the reduction shall be accomplished in accordance with Section 409A of the Code and the following: first by reducing, on a pro rata basis, cash Payments that are exempt from Section 409A of the Code; second by reducing, on a pro rata basis, other cash Payments; and third by forfeiting any equity-based awards that vest and become payable, starting with the most recent equity-based awards that vest, to the extent necessary to accomplish such reduction.

(iv)	Unless Company and Executive otherwise agree in writing, any determination required under this Section 5(c) shall be made by Company’s independent accountants or compensation consultants (the “Third Party”), and all such determinations shall be conclusive, final and binding on the parties hereto. Company and Executive shall furnish to the Third Party such information and documents as the Third Party may reasonably request in order to make a determination under this Section 5(c). Company shall bear all fees and costs of the Third Party with respect to all determinations under or contemplated by this Section 5(c).

(d) Definitions. For purposes of this Section 5, the following definitions shall apply:

(i)	“Affiliated Group” means (a) a Person and one or more other Persons in control of, controlled by, or under common control with such Person; and (b) two or more Persons who, by written agreement among them, act in concert to acquire Voting Securities entitling them to elect a majority of the directors of Company.

(ii)	“Cause” means a termination of Executive’s employment based upon a finding by a majority of the Board of Directors, acting in good faith and based on its reasonable belief at the time, that Executive: (a) has refused to perform the explicitly stated or reasonably assigned lawful and material duties required by Executive’s position (other than by reason of a disability or analogous condition); (b) has committed or engaged in a material act of theft, embezzlement, dishonesty or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information; (c) has breached a material fiduciary duty, or willfully and materially violated any other duty, law, rule, or regulation relating to the performance of Executive’s duties to Company or any material policy of Company; (d) has been convicted of, or pled guilty or nolo contendere to, misdemeanor involving moral turpitude or a felony; (e) has willfully and materially breached any of the provisions of any agreement with Company which causes material injury to Company; (f) has willfully engaged in unfair competition with, or otherwise willfully acted in a manner materially injurious to the reputation, business or assets of, Company; or (g) has improperly induced a vendor or customer to break or terminate any material contract with Company or induced a principal for whom Company acts as agent to terminate such agency relationship. “Cause” shall only exist if Company first provides Executive with written notice of any claimed ground for Cause and an opportunity to cure such ground, if curable, for 30 days. For purposes of this Agreement, no act or failure to act on Executive’s part will be considered “willful” unless it is done, or omitted to be done, by Executive intentionally, not in good faith and without reasonable belief that the action or omission was in the best interest of Company.

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(iii)	“Change of Control” means (a) the acquisition of Voting Securities of Company by a Person or an Affiliated Group entitling the holder thereof to elect a majority of the directors of Company; provided, that an increase in the amount of Voting Securities held by a Person or Affiliated Group who on the date of this Agreement beneficially owned (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations thereunder) more than 10% of the Voting Securities shall not constitute a Change of Control; and provided, further, that an acquisition of Voting Securities by one or more Persons acting as an underwriter in connection with a sale or distribution of such Voting Securities shall not constitute a Change of Control under this clause (a); (b) the sale of all or substantially all of the assets of Company; or (c) a merger or consolidation of Company with or into another corporation or entity in which the shareholders of Company immediately before such merger or consolidation do not own, in the aggregate, Voting Securities of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity) entitling them, in the aggregate (and without regard to whether they constitute an Affiliated Group) to elect a majority of the directors or persons holding similar powers of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity).

(iv)	“Disability” means Executive’s inability (as determined by the Board of Directors) to perform the essential functions of Executive’s job responsibilities for a period of 180 days in the aggregate in any 12 month period.

(v)	“Good Reason” means the occurrence of any of the following events or circumstances without Executive’s written consent: (a) a material diminution in Executive’s base compensation; (b) a material diminution in Executive’s authority, duties or responsibility; (c) a material change in the principal geographic location at which Executive performs services to Company; (d) any requirement that Executive engage in any illegal conduct; or (e) a material breach by Company of this Agreement or any other material written agreement between Executive and Company. “Good Reason” shall only exist if Executive first provides Company with written notice of any claimed ground for Good Reason within 30 days of the first occurrence of such ground and Company has an opportunity to remedy such ground for 30 days after receipt of such notice. Executive must resign employment within 30 days after the Company’s remedy period has elapsed without remedy or else Executive will have waived Good Reason with respect to such ground.

(vi)	“Person” means any natural person or any corporation, partnership, limited liability company, trust, unincorporated business association, or other entity.

(vii)	“Voting Securities” means shares of capital stock or other equity securities entitling the holder thereof to regularly vote for the election of directors (or for person performing a similar function if the issuer is not a corporation), but does not include the power to vote upon the happening of some condition or event which has not yet occurred.

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6. Turnover of Property and Documents on Termination. Executive agrees that on or before termination of Executive’s employment, Executive will return to Company all equipment and other property belonging to Company, and all originals and copies of confidential information (in any and all media and formats, and including any document or other item containing confidential information) in Executive’s possession or control, and all of the following (in any and all media and formats, and whether or not constituting or containing confidential information) in Executive’s possession or control: (a) lists and sources of customers; (b) proposals or drafts of proposals for any research grant, research or development project or program, marketing plan, licensing arrangement, or other arrangement with any third party; (c) reports, notations of Executive, laboratory notes, specifications, and drawings pertaining to the research, development, products, patents, and technology of Company; (d) any and all intellectual property developed by Executive during the course of employment; and (e) the manual and memoranda related to the Policies. To the extent there is a conflict between this Section 6 and the Confidentiality and IP Agreement, the Confidentiality and IP Agreement shall control.

7. Resignation as a Director on Termination of Employment. If Executive’s employment by Company is terminated for any reason or for no reason, whether by way of resignation, Disability, or termination by Company with or without Cause, and if Executive is then a member of the Board of Directors, Executive shall within two business days (as defined below) after such termination of employment resign from the Board of Directors by delivering to Company a letter or other written communication addressed to the Board of Directors stating that Executive is resigning from the Board of Directors effective immediately. A “business day” shall be any day other than a Saturday, Sunday, or federal holiday on which federal offices are closed.

8. Arbitration. Except for injunctive proceedings against unauthorized disclosure of confidential information, any and all claims or controversies between Company and Executive, including but not limited to (a) those involving the construction or application of any of the terms, provisions, or conditions of this Agreement or the Policies; (b) all contract or tort claims of any kind; and (c) any claim based on any federal, state, or local law, statute, regulation, or ordinance, including claims for unlawful discrimination or harassment, shall be settled by arbitration in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association. Judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction over Company and Executive. The location of the arbitration shall be San Diego, California. Unless Company or Executive mutually agree otherwise, the arbitrator shall be a retired judge selected from a panel provided by the American Arbitration Association, or the Judicial Arbitration and Mediation Service (JAMS). Company shall pay the arbitrator’s fees and costs. Executive shall pay for Executive’s own costs and attorneys’ fees, if any. If Company is a party to an arbitration proceeding it shall pay for its own costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party.

EXECUTIVE UNDERSTANDS AND AGREES THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A TRIAL BY JURY OF ANY MATTERS COVERED BY THIS AGREEMENT TO ARBITRATE.

9. Severability. In the event that any of the provisions of this Agreement or the Policies shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement or the Policies. In the event that any provision relating to a time period of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period such court deems reasonable and enforceable, then the time period of restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period.

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10. Agreement Read and Understood. Executive acknowledges that Executive has carefully read the terms of this Agreement, that Executive has had an opportunity to consult with an attorney or other representative of Executive’s own choosing regarding this Agreement, that Executive understands the terms of this Agreement and that Executive is entering this Agreement of Executive’s own free will.

11. Complete Agreement, Modification. This Agreement is the complete agreement and understanding between Executive and Company pertaining to the subject matter of this Agreement. This Agreement supersedes and replaces the Former Agreement and all previous correspondence, promises, representations, and agreements, if any, either written or oral with respect to Executive’s employment by Company and any matter covered by this Agreement. No provision of this Agreement may be modified, amended, or waived except by a written document signed both by Executive and Company, and with respect to Company, with the express authorization of the Board of Directors or the Compensation Committee.

12. Governing Law. This Agreement shall be construed and enforced according to the laws of the State of California.

13. Assignability. This Agreement, and the rights and obligations of Executive and Company under this Agreement, may not be assigned by Executive. Company may assign any of its rights and obligations under this Agreement to any successor or surviving corporation, limited liability company, or other entity resulting from a merger, consolidation, sale of assets, sale of stock, sale of membership interests, or other reorganization, upon condition that the assignee shall assume, either expressly or by operation of law, all of Company’s obligations under this Agreement.

14. Survival. This Section 14 and the covenants and agreements contained in Sections 3, 4 and 6 of this Agreement shall survive termination of this Agreement and Executive’s employment.

15. Notices. Any notices or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by email, facsimile, certified mail, return receipt requested, or sent by next business day air courier service, or personally delivered to the party to whom it is to be given at the address of such party set forth on the signature page of this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 15), and shall be deemed delivered: a) upon personal delivery to the party to be notified; (b) on the date such notice is received from any reputable courier service that provides tracking and written verification of delivery; or (c) on the date on which such notice is delivered by certified mail, facsimile transmission or email, with confirmation that such facsimile transmission or email has been received and read.

16. Section 409A Compliance.

(a) This Agreement is intended to comply with the provisions of Section 409A of the Code (“Section 409A”), and, to the extent practicable, this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Terms used in this Agreement shall have the meanings given such terms under Section 409A if, and to the extent required, in order to comply with Section 409A.

(b) For purposes of amounts payable under this Agreement, the termination of employment shall be deemed to be effective upon “separation from service” with Company, as defined under Section 409A and the guidance issued thereunder. To the extent any nonqualified deferred compensation payment to Executive (whether under this Agreement or otherwise) could be paid in one or more of Executive’s taxable years depending upon Executive completing certain employment-related actions (such as when Executive executes the Release), then any such payments will commence or occur in the later taxable year to the extent required by Section 409A.

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(c) Notwithstanding anything to the contrary in this Agreement, to the extent required to avoid additional taxes and interest charged under Section 409A, if any of Company’s stock is publicly traded and Executive is deemed to be a “specified employee” as determined by Company for purposes of Section 409A, Executive agrees that any non-qualified deferred compensation payments due to Executive under this Agreement (or any other agreement) and which are payable as a result of Executive’s termination of employment that would otherwise have been payable at any time during the 6-month period immediately following such termination of employment shall not be paid prior to, and shall instead be payable in a lump sum on the first day of the 7th month following Executive’s separation from service (or, if Executive dies during such period, within 30 days after Executive’s death).

(d) Neither Company nor Executive shall have the right to accelerate or defer the delivery of, offset or assign any payment under this Agreement that constitutes “nonqualified deferred compensation” subject to Section 409A of the Code, except to the extent specifically permitted or required by Section 409A of the Code.

(e) If Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Executive to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.

(f) Notwithstanding the foregoing, the tax treatment of the payments and benefits provided under this Agreement is not warranted or guaranteed. To the extent that this Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, neither Company, nor the Board of Directors, nor any member of the Compensation Committee, nor any of their successors shall be liable to Executive or to any other person for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A or for reporting in good faith any amounts as subject thereto.

17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument. This Agreement may be executed by facsimile, DocuSign® or by email exchange of a portable document format (“pdf”) data file, where such signature shall be valid and binding with the same force and effect as if such facsimile or such pdf file were an original thereof.

[Signatures to the Employment Agreement Are Found on the Following Page]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

EXECUTIVE:

/s/ Brian M. Culley
Brian M. Culley
Address:	2173 Salk Avenue, Suite 200
Carlsbad, CA 92008

COMPANY:

LINEAGE CELL THERAPEUTICS, INC.

By:	/s/ Alfred Kingsley
Alfred Kingsley
Chair of the Board of Directors
Lineage Cell Therapeutics, Inc
2173 Salk Avenue, Suite 200
Carlsbad, CA 92008

[Signature Page to the Employment Agreement]

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